EXHIBIT 99.2

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31, 2005	March 31, 2004
Contract revenue:	$42	$78

Operating expenses:
Research and development	11,057	15,373
General and administrative	3,813	1,689
Loss (gain) on sale or disposal of assets	24	(21)

Total operating expenses	14,894	17,041

Operating loss	(14,852)	(16,963)

Interest income	508	478
Interest expense - related party	(118)	(126)
Interest expense - other	(200)	(555)

Loss from continuing operations	(14,662)	(17,166)
Loss from discontinued operations	—	(512)

Net loss	$(14,662)	$(17,678)

Basic and diluted net loss per share:
Continuing operations	$(0.39)	$(0.63)
Discontinued operations	—	(0.02)

Total basic and diluted net loss per share	$(0.39)	$(0.65)

Weighted average shares used in computing basic and diluted net loss per share	37,960	27,391

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$106,692	$50,625
Total assets	134,116	79,264
Bank loans	4,100	2,600
Notes payable	4,000	4,000
Capital lease obligations	127	1,079
Related party line of credit	7,104	7,792
Accumulated deficit	(270,710)	(256,048)
Total stockholders’ equity	99,857	45,589

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com